NEVADA GOLD & CASINOS, INC. NAMES ROBERT STURGES CHIEF EXECUTIVE OFFICER

HOUSTON, October 12, 2006 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Robert B. Sturges has been appointed Chief Executive Officer, effective immediately. Mr. Sturges was retained as a special consultant to the company in June, 2006. H. Thomas Winn, who previously served as Chairman and CEO, will remain Chairman of the company.

Mr. H. Thomas Winn, Chairman, commented, “Bob has already contributed greatly to our team’s efforts, and we believe that as we continue transitioning toward becoming an operationally focused company, his expertise makes him particularly well suited to lead the company and execute our growth and operating strategies going forward. We welcome him to his new role and look forward to his contributions.”

Mr. Sturges has over twenty years of gaming industry experience including over fifteen years with Carnival Resorts & Casinos and Carnival Corporation. Among his many accomplishments as President of Carnival's Gaming Division, Mr. Sturges oversaw the development and operation of the Casino Rouge Riverboat in Baton Rouge, Louisiana, and Casino Rama Resort and Casino in the Toronto, Ontario, Canada market. Over the last five years he has been an active gaming industry consultant working with numerous clients on gaming development and acquisition opportunities. Earlier in Mr. Sturges career, he also served as Deputy Director and Director of the New Jersey Division of Gaming Enforcement. Mr. Sturges is currently a board member of Benihana, Inc. (Nasdaq: BNHN) currently serves as the Lead Independent Director, as well as a member of the Audit, Compensation and Executive Committees.
Mr. Robert B. Sturges, Chief Executive Officer, stated, "I am very excited to have the opportunity to lead Nevada Gold. I intend to focus my efforts on creating an efficient organizational structure that can serve as the foundation to capitalize on the many opportunities available to the Company to drive long-term shareholder value."

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 40% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT: Nevada Gold & Casinos, Inc.
H. Thomas Winn
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200